Exhibit 10.1

CHANGE IN CONTROL
EMPLOYMENT AGREEMENT

THIS CHANGE IN CONTROL EMPLOYMENT AGREEMENT ("Agreement"), dated May 31, 2017, is by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation ("Corporation"), and Heather E. Gould ("Executive").

The Board of Directors of Corporation (the "Board"), has determined that it is in the best interests of Corporation and its stockholders to assure that Corporation will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of Corporation.  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive's full attention and dedication to Corporation currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused Corporation to enter into this Agreement.

Corporation and Executive agree as follows:

1.TERM

This Agreement commences on the date of this Agreement and will continue in effect until December 31, 2018; provided, however, that commencing on January 1, 2018, and each subsequent January 1, the term of this Agreement will automatically be extended for one additional calendar year unless at least 90 days prior to such January 1, Corporation or Executive will have given notice that this Agreement will not be extended; and provided, further, that if a Change in Control occurs while this Agreement is in effect, this Agreement will automatically be extended for a period of one calendar year beyond the calendar year in which the Change in Control occurs.

This Agreement will terminate on the earliest of:

(a)Executive's Separation from Service other than within 12 months following a Change in Control, provided, however, that if it is reasonably demonstrated by Executive that such Separation from Service (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then such Separation from Service will be deemed to have occurred immediately following a Change in Control;

(b)Corporation's satisfaction of its obligations under this Agreement; or

(c)this Agreement is otherwise terminated in accordance with the terms and conditions set forth herein.

2.DEFINITIONS

2.1Defined Terms.  For purposes of this Agreement, the following terms have the meanings set forth below:

(a)"Acquiring Person" means any person or related person or related persons which constitute a "group" for purposes of Section 13(d) and Rule 13d‑5 under the Exchange Act, as such Section and Rule are in effect as of the date of this Agreement; provided, however, that the term Acquiring Person shall not include (i) Corporation or any of its Subsidiaries, (ii) any employee benefit plan of Corporation or any of its Subsidiaries, (iii) any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan, or (iv) any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

(b)"Cause" means: (i) Executive's willful failure to comply with any of the material and lawful policies or standards of Corporation; (ii) Executive's material breach of Section 6 ("Confidential Information") of this Agreement; (iii) Executive's willful and material failure to perform the duties of her position with Corporation; (iv) embezzlement, theft, larceny, fraud, or other material acts of dishonesty by Executive; or (v) Executive's conviction of or entry of a plea of guilty or nolo contendere to a felony; provided that Cause will not include any actions or circumstances constituting Cause under (i) or (iii) above if Executive cures such actions or circumstances within 30 days of written notice from Corporation setting forth the actions or circumstances constituting Cause.

(c)"Change in Control" means:

(i)A change in control of Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of this Agreement pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; or

(ii)During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by Corporation's stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(iii)There shall be consummated (1) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of Corporation in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation; or

(iv)Approval by the stockholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

(d)"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder.  Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

(e)"Disability" means the condition of being permanently "disabled" within the meaning of Code Section 22(e)(3), namely, being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(f)"Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.  Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, will be construed to refer to successor provisions to such section or rule.

(g)"Good Reason" means:

(i)a material adverse change in the nature or scope of Executive's authority, duties, or responsibilities as an executive of Corporation, so as to be inconsistent with Executive's circumstances immediately prior to the Change in Control;

(ii)a material diminution of the authority, duties, or responsibilities of the individual(s) to whom Executive is required to report as in effect immediately prior to the Change in Control, including, if Executive reports to the Board, a requirement that Executive (A) report to a corporate officer or employee instead of reporting directly to the Board of Corporation or its successor or (B) report to a successor Board of which fewer than half of the members were directors of the Company immediately prior to the Change in Control;

(iii)a material diminution in Executive's base compensation (Annual Base Salary or Target Bonus) as in effect immediately prior to the Change in Control;

(iv)a material change in the location of Executive's principal place of employment by more than 50 miles from Executive's principal place of employment immediately prior to the Change in Control;

(v)failure by Corporation to obtain from any successor the assent to this Agreement contemplated by Section 7.11(c) of this Agreement; or

(vi)significant violation of any of Corporation's material duties or obligations under this Agreement.

Good Reason will only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting Good Reason, Executive provides Corporation with a written notice describing such circumstances, (ii) Corporation fails to cure the circumstances within 30 days after Corporation receives Executive's notice, and (iii) Executive Separates from Service with Corporation and all the members of Corporation's controlled group within 90 days of the date of Executive's written notice.

(h)"Other Payment" means any payment or benefit payable to Executive in connection with a Change in Control pursuant to any plan, arrangement, or agreement (other than this Agreement) with Corporation, a person whose actions result in such Change in Control, or any person affiliated with Corporation or such person.

(i)"Separation from Service" or "Separate(s) from Service" means "separation from service" as defined and interpreted in Treasury Regulation 1.409A‑1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

(j)"Subsidiary" means a "subsidiary corporation" of Corporation, within the meaning of Section 425 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

(k)"Total Payments" means all payments or benefits payable to Executive in connection with a Change in Control, including payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Corporation, a person whose actions result in the Change in Control, or any person affiliated with Corporation or such person.

(l)"Voting Securities" means Corporation's issued and outstanding securities ordinarily having the right to vote at elections for director.

2.2Gender and Number.  Except where otherwise indicated by the context, any masculine or feminine terminology used in this Agreement also includes the opposite gender; and the definition of any term in the singular also includes the plural, and vice versa.

3.TERMS OF EMPLOYMENT

3.1Position and Duties.  Corporation will continue to employ Executive in the position of Vice President and Chief Strategy Officer, and Executive agrees to be employed by Corporation in such position, in accordance with the terms and conditions of this Agreement. Executive will have such duties as are customarily associated with such position, and such other duties as may be assigned to her from time to time by the Board.

3.2Outside Activities.  Executive will at all times, faithfully and to the best of her ability, perform all of the duties that may be required of her pursuant to this Agreement.  Executive will devote her entire working time, attention and energies to the performance of her duties hereunder and will not, during the term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing in this Agreement will preclude Executive from devoting time during reasonable periods required for:

(a)serving, in accordance with Corporation's policies and with the prior approval of the Board, as a director or member of a committee of any company or organization involving no actual or potential conflict of interest with Corporation;

(b)delivering lectures and fulfilling speaking engagements;

(c)investing her personal assets in businesses in which her participation is solely that of an investor; provided, however, that such activities do not materially affect or interfere with the performance of Executive's duties and obligations to Corporation.

It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement will not be deemed to interfere with the performance of Executive's responsibilities to Corporation.

3.3Salary.  As compensation for services under this Agreement, Corporation will pay to Executive a base salary of $400,000 per year ("Annual Base Salary"), in accordance with Corporation's standard payroll practices for its executive management employees as such practices may be revised from time to time, less all amounts required by law or authorized by Executive to be withheld or deducted. Executive's Annual Base Salary may be adjusted by the Board or its Compensation Committee from time to time.

3.4Bonus.  In addition to Annual Base Salary, Executive will be awarded a target annual cash bonus ("Target Bonus").

3.5Benefits.  To the extent otherwise eligible, Executive will be entitled to receive or participate in any additional benefits, including without limitation group health insurance plans, retirement plans, and medical reimbursement plans, which Corporation may from time to time make available to its executive management employees, in accordance with the terms of the applicable plan or policy.  Corporation will reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in connection with the performance of her duties in accordance with the same reimbursement policies that generally apply to Corporation's executive management employees.  Corporation may change or discontinue such additional benefits at any time in its sole discretion.

4.COMPENSATION ON SEPARATION FOLLOWING CHANGE IN CONTROL

4.1Good Reason; Other Than for Cause, Death or Disability.  If Executive Separates from Service within 12 months after a Change in Control on account of (i) involuntary Separation from Service other than for Cause, death, or Disability due to the independent exercise of the unilateral authority of Corporation, or (ii) voluntary Separation from Service by Executive for Good Reason:  Corporation shall pay to Executive promptly within 30 days from the date of Separation from Service (and in no event later than March 15 of the calendar year after the year in which the date of Separation from Service occurred), in a lump sum in cash, the amount equal to the product of (1) three and (2) the sum of (x) Executive's Annual Base Salary and (y) the Target Bonus, in each case as in effect on the date that the Change in Control occurred.

4.2No Obligation.  Corporation will have no obligation to make any payment or offer any benefits to Executive on Separation from Service under this Agreement except as explicitly set forth in Section 4.1.

5.PARACHUTE PAYMENTS

5.1Reduction for Excess Parachute Payments.  In the event that any portion of the Total Payments payable to Executive in connection with her Separation from Service would constitute an "excess parachute payment" within the meaning of Code Section 280G(b) that, but for this Section, would be subject to the excise tax imposed on so-called excess parachute payments pursuant to Code Section 4999 (an "Excise Tax"), then the payments otherwise payable under this Agreement will be reduced to the largest amount payable to Executive which would result in no portion of the Total Payments being subject to the Excise Tax.

5.2Application.  For purposes of this Section:

(a)No portion of the Total Payments, the receipt or enjoyment of which Executive has effectively waived in writing prior to the date of payment, will be taken into account;

(b)No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Code Section 280G;

(c)If Executive and Corporation disagree whether any payment will result in an Excise Tax, the matter will be conclusively resolved by an opinion of Tax Counsel;

(d)The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a "parachute payment" for purposes of this Section, will be determined by Corporation's independent accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

5.3Effect on Other Agreements.  In the event that any other agreement, plan, or arrangement provides for Other Payments (an "Other Agreement"), Corporation and Executive agree that the Other Payment governed by such Other Agreement will be subject to the reduction in payments under Section 5.1.  To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 5.1) in the following order of priority:

(a)Cash payments under this Agreement;

(b)Any cash payments under any Other Agreement; and

(c)The acceleration in the exercisability or vesting of any stock option or other stock related award granted by Corporation.

6.CONFIDENTIAL INFORMATION

Executive shall hold in a fiduciary capacity for the benefit of Corporation all secret or confidential information, knowledge or data relating to Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by Corporation or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with Corporation, Executive shall not, without the prior written consent of Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

7.MISCELLANEOUS

7.1Arbitration.  Any claim arising out of or related to this Agreement will be resolved exclusively by arbitration, which, unless the parties agree otherwise in writing, will be administered by and in accordance with the rules of the Arbitration Service of Portland, Inc.  The place of arbitration will be Multnomah County, Oregon, unless otherwise agreed by the parties.  The award rendered by the arbitrator will be final and binding, and judgment may be entered on the award in any court having jurisdiction.  The parties may endeavor to resolve disputes by mediation at any time as they may agree, provided, however, that resolution of disputes by mediation is not required prior to initiating resolution of disputes by arbitration.  Notwithstanding anything to the contrary in this paragraph, Corporation may seek equitable relief in any court having jurisdiction with respect to a breach of Section 6 ("Confidential Information").  Any demand for arbitration must be delivered in writing to the other party within a reasonable time after the claim or dispute has arisen; provided, however, that in no event may such demand be made after the date when institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations.

7.2At-Will Employment.  Executive and Corporation acknowledge that Executive is and will be an at-will employee of Corporation and nothing in this Agreement will limit the right of Corporation or Executive to terminate Executive's employment at any time for any reason or for no reason, subject to the provisions of this Agreement describing the compensation payable, if any, in connection with such a termination of employment.

7.3Captions.  All captions are solely for convenience of the parties and will not affect the meaning or interpretation of this Agreement.

7.4Entire Agreement.  The entire agreement between the parties with respect to the subject matter hereof is contained in this Agreement, and it supersedes and replaces all other agreements pertaining to Executive's employment by Corporation; provided, however, that this Agreement does not supersede or invalidate other agreements and understandings between the parties relating to benefit plans and other personal benefits provided to Executive, equity awards made to Executive, or noncompetition agreements.  There are no promises or representations made on behalf of Corporation to induce Executive to enter into this Agreement which are not set forth herein.

7.5Exemption from Code Section 409A.  This Agreement is intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Agreement being

"short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4).  All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. Notwithstanding the foregoing, to the extent the "short-term deferral" exemption is not available, if Executive is a "specified employee" as such term is defined in Treasury Regulation Section 1.409A-1(i), payments under this Agreement that are subject to Code Section 409A will not be made, or commenced, until the expiration of six months following the date of Executive's Separation from Service.  In no event will Corporation be liable for any tax, interest, or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

7.6Governing Law.  This Agreement will be governed, construed, and enforced in accordance with the laws of the State of Washington, without reference to principles of conflicts of law.

7.7Modification.  No amendment, modification or discharge of this Agreement will be valid or enforceable unless it is in writing and signed by Corporation and Executive or their respective successors and legal representatives.

7.8Notices.  Notices under this Agreement must be in writing and will be deemed given when delivered in person, one business day after being sent by overnight courier, or four business days after being mailed by certified mail.  Notices to Corporation must be addressed to Barrett Business Services, Inc., Attention: Chairman of the Board, at Corporation's headquarters address.  Notices to Executive are to be sent to the last address Executive has provided from time to time to Corporation's human resources department.  Either party may change its address for notices by giving notice of the change to the other party.

7.9Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10Source of Payments.  This Agreement will be unfunded.  Any payments provided for under this Agreement will be made from the general assets of Corporation.

7.11Successors.

(a)This Agreement is personal to Executive and without the prior written consent of Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon Corporation and its successors and assigns.

(c)Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.12Waiver.  Executive's or Corporation's failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or Corporation may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

7.13Withholding.  Corporation may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first herein written.

Corporation:		Executive:
Barrett Business Services, Inc.

By:	/s/ Michael L. Elich	/s/ Heather E. Gould
Name:	Michael L. Elich	Date:05/31/2017
Title:	President and Chief Executive Officer
Date:	05/31/2017